UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Respironics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held this year on Tuesday, November 13, 2007, at 5:00 p.m. (local time) at the Marriott Pittsburgh City Center Hotel, 112 Washington Place, Pittsburgh, Pennsylvania 15219.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote is important. Whether you own a few or many shares of Respironics, Inc. stock, it is important that your shares be represented. If you cannot personally attend, we encourage you to make certain that your shares are represented at the meeting by signing the accompanying proxy card and promptly returning it in the enclosed envelope in accordance with the instructions on the proxy card.

Very truly yours,

John L. Miclot President and Chief Executive Officer October 16, 2007

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Respironics, Inc. will be held at the Marriott Pittsburgh City Center Hotel, 112 Washington Place, Pittsburgh, Pennsylvania 15219 on Tuesday, November 13, 2007 at 5:00 p.m. (local time) for the following purposes:

(1)	To elect four directors;

(2)	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm to examine the consolidated financial statements of the Company for the fiscal year ending June 30, 2008;

(3)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

If you are unable to attend the meeting in person, we encourage you to sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage, in accordance with the instructions on the proxy card.

Dorita A. Pishko

Corporate Secretary

October 16, 2007

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, Pennsylvania 15668

PROXY STATEMENT

Annual Meeting of Shareholders to be Held November 13, 2007

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Respironics, Inc. (“Respironics” or the “Company”) for use at the Annual Meeting of Shareholders to be held at 5:00 p.m. (local time), on Tuesday, November 13, 2007 at the Marriott Pittsburgh City Center Hotel, 112 Washington Place, Pittsburgh, Pennsylvania 15219. The accompanying Notice of Annual Meeting of Shareholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders of the Company on or about October 16, 2007. The Company’s Annual Report to Shareholders for 2007 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If any shareholder wishes to present a proposal at the 2008 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company by July 18, 2008 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2008 Annual Meeting. The Bylaws of the Company require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in the Bylaws, so that it is received by the Company not later than the notice deadline determined under the Bylaws. This notice deadline will generally be 90 days prior to the anniversary of the Company’s Proxy Statement for the previous year’s annual meeting, or July 18, 2008 for the Company’s Annual Meeting in 2008. Any shareholder proposal received by the Secretary of the Company after July 18, 2008 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The 2008 Annual Meeting is presently scheduled for November 25, 2008. In addition, any shareholder nominations for directors must comply with the procedures described under “Corporate Governance—Board of Directors and Committees of the Board” below.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s Common Stock of record as of the close of business on September 28, 2007 (the “record date”) are entitled to receive notice of and to vote at the 2007 Annual Meeting. On the record date, the Company’s issued shares of common stock were 80,971,041, which included 6,990,305 shares held by the Company in treasury and 73,980,736 shares outstanding.

SECURITY OWNERSHIP

Directors and Executive Officers

The following table shows the number of shares of Common Stock beneficially owned by each director and nominee for director of the Company, each of the officers of the Company named in the Summary Compensation Table herein and by all directors, nominees and executive officers of the Company as a group, as of the record date. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). A person is deemed, as of any date, to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after that date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel J. Bevevino (2)	280,834	0.38%
Douglas A. Cotter (1)	49,335	0.07%
J. Terry Dewberry (1) (3)	114,495	0.15%
Donald H. Jones (1)	86,529	0.12%
Joseph C. Lawyer (1)	54,700	0.07%
James W. Liken (2)	141,383	0.19%
Candace L. Littell (1)	60,137	0.08%
Mylle H. Mangum (1)	44,068	0.06%
Sean C. McDonald (1)	70,578	0.10%
Gerald E. McGinnis (4)	1,106,615	1.50%
John L. Miclot (2)	460,295	0.62%
John C. Miles II (1)	56,760	0.08%
Craig B. Reynolds (2)	306,384	0.41%
Donald J. Spence (2)	45,000	0.06%
All directors, nominees, and executive officers as a group (18 persons)	3,204,306	4.33%

(1)	Includes shares which would be outstanding upon the exercise of currently exercisable stock options granted under the 1991 Non-Employee Directors’ Stock Option Plan, the 2000 Stock Incentive Plan and the 2006 Incentive Stock Plan in the following names: Dr. Cotter, 45,125 shares; Mr. Dewberry, 72,925 shares; Mr. Jones, 55,325 shares; Mr. Lawyer, 19,500 shares; Ms. Littell, 55,325 shares; Mr. McDonald, 65,525 shares; Ms. Mangum, 41,925 shares; and Mr. Miles 45,125 shares.
(2)	Includes shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company’s 1992 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2006 Incentive Stock Plan in the following amounts: Mr. Bevevino, 232,502 shares; Mr. Liken, 2,425 shares; Mr. Miclot, 415,000 shares; Mr. Reynolds, 236,500 shares; and Mr. Spence, 45,000 shares.
(3)	Includes 1,000 shares held by Mr. Dewberry’s children, as to which voting and investment power is held by Mr. Dewberry.
(4)	Includes 21,595 shares held by Gerald E. McGinnis; 214,796 shares held in the AWATTO Family Limited Partners; 47,200 shares held in the Charitable Unitrust; 15,337 shares held in the Charitable Foundation; and 540,790 shares held jointly with Mr. McGinnis’ wife, as to which voting and investment power is shared. Includes 217,560 shares that would be outstanding upon the exercise of currently exercisable stock options granted under the Company’s 1992 Stock Incentive Plan, the 2000 Stock Incentive Plan, and the 2006 Incentive Stock Plan.

Other Beneficial Owners

The following table sets forth information with respect to each shareholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of the record date:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Fidelity Management Trust (FMC) Company 82 Devonshire Street Boston, Massachusetts, 02109	7,268,054	9.85%
Neuberger Berman LLC 605 3rd Avenue New York, New York 10158	4,422,176	6.00%

(1)	Information regarding the beneficial owner has been determined by the Company based solely upon data included in Form 13G filed with the SEC and the Company. Such filing contained information as of June 30, 2007.

CORPORATE GOVERNANCE—BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business and affairs of the Company are conducted under the direction of the Board of Directors. The Board of Directors has delegated to management the responsibility to manage the day-to-day operations of the Company. The primary focus of the Board of Directors is on policy and strategic direction. The Board of Directors selects, advises and monitors the Company’s management in the discharge of its duties. The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to the Company’s shareholders and to oversee the work of management and the Company’s business operations.

Board Size, Composition, and Number of Meetings

The Board of Directors currently consists of twelve directors, which number the Board of Directors believes is appropriate based on the Company’s present circumstances. Eight members of the Board of Directors are independent directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee reviews with the Board of Directors on a regular basis the size and composition of the Board of Directors, as well as the appropriate skills and characteristics required for directors in the context of the strategic direction of the Company. The Board of Directors held four meetings during fiscal year 2007.

Committees of the Board of Directors

The Board of Directors has three committees to assist in the management of the affairs of the Company: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation and Human Resource Committee. The following is a summary description of these committees of the Board of Directors:

The Audit Committee currently consists of Mr. Lawyer (Chairperson), Mr. Dewberry, and Mr. McDonald, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each member is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing certain financial information including: (a) certain financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, The NASDAQ Stock Market (“NASDAQ”) and other governmental or regulatory bodies; (b) the Company’s systems of internal controls regarding finance, accounting, compliance (including disclosure controls and procedures and internal control over financial reporting) and the “Business Conduct and Ethics Policy” that management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. During fiscal year 2007, the Audit Committee met eight times. The Charter of the Audit Committee is posted on the Company’s website: www.respironics.com.

The Corporate Governance and Nominating Committee currently consists of Ms. Littell (Chairperson), Dr. Cotter, and Ms. Mangum, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Corporate Governance and Nominating Committee is responsible for: (a) identifying individuals qualified to become members of the Board and recommending director nominees to the Board of Directors; (b) making recommendations to the Board of Directors on Board composition and organization, as well as corporate governance matters; (c) addressing conflict of interest issues; (d) leading the Board of Directors in its evaluation of the Board, its committees, and individual directors; and (e) recommending membership and chairpersons for each committee. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders provided that shareholders submit the names of candidates in writing to the Company’s Secretary, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, PA 15668, and provide the candidate’s name, biographical data and qualifications and other information required by Section 1.09 of the Company’s Bylaws. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. To be considered, any such recommendations must comply with Section 1.09 of the Company’s Bylaws and all other applicable provisions of the Bylaws, the Company’s Certificate of Incorporation, Delaware law and applicable SEC rules. Such information must be received no later than July 18, 2008 with respect to nominations for election at the 2008 Annual Meeting of Shareholders. During fiscal year 2007, the Corporate Governance and Nominating Committee met seven times. The Charter of the Corporate Governance and Nominating Committee is posted on the Company’s website: www.respironics.com.

The Compensation and Human Resource Committee consists of Mr. Miles (Chairperson), Dr. Cotter, and Mr. Jones, all of whom are independent members of the Board of Directors under the requirements set forth in the NASD Market Place Rules. The Compensation and Human Resource Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies, and programs of the Company. The Compensation and Human Resource Committee’s activities are governed by a written charter that was adopted by the Board of Directors and which is reviewed by the Committee annually. This Charter is posted on the Company’s website at www.respironics.com. The Compensation and Human Resource Committee makes recommendations to the independent members of the Board of Directors with respect to the compensation of executive officers and independent directors. During fiscal year 2007, the Compensation and Human Resource Committee met nine times.

Director Compensation

The Board of Directors periodically conducts an evaluation of its effectiveness, and the Compensation and Human Resource Committee reviews director compensation and makes recommendations to the Board of Directors. Currently, each independent director receives an annual fee of $30,000 for service as a director and committee member. Independent directors receive a fee of $1,500 for attendance at meetings of the full Board of Directors. In addition, each applicable independent director receives an additional annual fee of $5,000 if he or she serves as a chairperson of the Compensation and Human Resource Committee and Corporate Governance and Nominating Committee, and $10,000 if he or she serves as chairperson of the Audit Committee. All independent director committee members also receive a fee of $1,500 for attendance at committee meetings. Directors may elect annually to receive their fees in either cash or shares of the Company’s Common Stock having a fair market value on the date of payment equal to the fee being paid. Directors may also elect to defer receipt of fees. All directors are reimbursed for travel expenses related to meetings of the Board.

Directors of the Company who are not employees also receive stock options under the Company’s 2000 Stock Incentive Plan or the 2006 Stock Incentive Plan (collectively, the “Plans”). Each non-employee director receives an option to purchase shares on the third business day following the Company’s annual meeting of shareholders. The number of options granted annually is stated as 13,000 in the 2000 and 2006 Plans. Pursuant to an amendment adopted in August 2006, the Committee administering the Plans has discretion under the 2006 Plan to reduce the number of options granted in order to align with market competitive levels. Additionally, each non-employee director is granted an option to purchase up to 13,000 shares (depending on market competitiveness) on the first business day following the date he or she becomes a member of the Board of Directors. Such options are granted at fair market value on the date of grant. Each option has a term of 10 years, becomes exercisable in installments and is fully exercisable after three years from date of grant.

President and Chief Executive Officer Compensation

The Compensation and Human Resource Committee annually reviews and approves corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluates the President and Chief Executive Officer’s performance in light of those goals and objectives, and recommends the President and Chief Executive Officer’s compensation levels to the independent directors on the Board. This evaluation and recommendation includes the annual base salary level, the annual incentive opportunity level, the long-term incentive opportunity level, and any special or supplemental benefits. In determining the long-term incentive component of the President and Chief Executive Officer’s compensation, the Compensation and Human Resource Committee will consider the Company’s overall performance, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the President and Chief Executive Officer in past years, and such other factors as the Compensation and Human Resource Committee determines to be appropriate. The President and Chief Executive Officer is not present during the deliberation of his compensation. The Compensation and Human Resource Committee believes that Mr. Miclot’s current compensation, as reflected in the “Compensation Discussion and Analysis” section of this Proxy Statement, is consistent with these objectives.

Board Member Qualifications

In evaluating candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers each candidate’s credentials, subject to the minimum qualifications discussed below. The Corporate Governance and Nominating Committee is guided by the objective of ensuring that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Corporate Governance and Nominating Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy setting and reputation for working well with others, among other factors. If candidates are recommended by the Company’s shareholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing Directors for re-election, the individual’s contributions to the Board of Directors are also considered.

Directors are expected to possess the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of shareholders. The Corporate Governance and Nominating Committee will determine, with the approval of the Board of Directors, the requisite skills and characteristics for new members of the Board. There are no firm prerequisites to qualify as a candidate for the Board of Directors, although the Board seeks a diverse group of candidates who possess the background, skill, expertise, business experience, and time to make a significant contribution to the Board, to the Company, and to its shareholders.

Board and Individual Director Performance Reviews

The Board of Directors, each of the committees, and each individual director periodically performs a self-evaluation. Each director prepares his or her assessment of the effectiveness of the Board of Directors and its committees, as well as his or her own individual performance and that of other directors. Director assessments of

Board performance are organized and summarized by the Corporate Governance and Nominating Committee for discussion with, and evaluation by the Board of Directors. Board Committees assess their performance and report results to the Board of Directors. The Corporate Governance and Nominating Committee manages the process whereby individuals receive feedback regarding their performance as a director.

No Limitations on Other Board Service

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board of Directors for an extended period of time. Each member of the Board is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. Directors will advise the Chairperson of the Corporate Governance and Nominating Committee of the Board of Directors in advance of accepting an invitation to serve on another public company board. Absent a conflict of interest, the Board of Directors does not believe that directors should be prohibited from serving on boards and/or committees of other organizations, and has not adopted any guidelines limiting such activities.

Directors with Significant Job Changes

Individual directors will offer their resignation from the Board of Directors in the event of any significant change in his or her principal occupation (including retirement). The Corporate Governance and Nominating Committee evaluates the appropriateness of continued Board membership for each individual director that offers their resignation for this reason and makes recommendations to the Board of Directors whether to accept the resignation.

Term Limits and Retirement Policy

In accordance with the provisions of the Company’s Certificate of Incorporation, each director is elected for a term of three years on a staggered basis. Directors selected to fill vacancies on the Board of Directors may have an initial term of less than three years. The Board does not believe it should establish term limits. Such limits may cause the Board to lose the contributions of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations. As an alternative to term limits, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board of Directors when his or her next term expires. This also will allow each director the opportunity to confirm his or her desire to continue as a member of the Board of Directors. The Board does not believe that a fixed retirement age for directors is appropriate.

Management Succession

The President and Chief Executive Officer regularly reports to the Board of Directors, or a designated committee, on the Company’s program for succession and management development. The President and Chief Executive Officer will make available to the Board his recommendations and evaluations of potential successors.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions in order to promote open discussion among the independent directors. Non-independent directors and management are not present during these independent director executive sessions. Such sessions occur on at least a quarterly basis. The Chairperson of the Corporate Governance and Nominating Committee, or another designated independent director, is the presiding director for each executive session of independent directors.

Board Access to Management and Professional Advisors

Directors have full access to officers and employees of the Company. The Board also encourages management to schedule presentations at Board of Directors meetings by managers who can provide additional insight into the items being discussed because of personal involvement in these areas. The Company’s primary outside attorneys, independent registered public accounting firm and internal auditors are available to consult with the Board of Directors. Each committee of the Board may obtain advice and assistance from internal and external advisors.

Code of Conduct

The Board of Directors expects directors, officers, and employees to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s “Business Conduct and Ethics Policy,” which sets out basic principles for all directors, officers, and employees of the Company. This policy, which is posted on the Company’s website: www.respironics.com, describes the Company’s policies with respect to compliance with laws, rules, and regulations; conflicts of interest; unauthorized use of corporate funds and assets; accuracy of books, records, and public statements; insider trading; competition and fair dealing; discrimination and harassment; and confidentiality, among other things. Any waiver of the Company’s “Business Conduct and Ethics Policy” for directors, officers, or senior financial officers may be made only by the Board of Directors or one of its committees and will be promptly disclosed to the extent required by law or regulation.

Reporting of Concerns to the Audit Committee

The Audit Committee has established procedures to enable anyone who has a concern about the Company’s conduct, or any employee who has a complaint about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern to the Audit Committee. Such communication may be confidential or anonymous, and may be made using the ethics line listed in the Company’s “Business Conduct and Ethics Policy” or in writing to the Company’s General Counsel or to the Audit Committee. The Company’s procedures for handling complaints or concerns, including the means by which the Company communicates such matters to the Audit Committee, are disclosed in the Company’s “Whistleblower Policy,” which is posted on the Company’s website: www.respironics.com.

Shareholder Communications with Members of the Board of Directors

Shareholders may communicate directly with the Company’s Board of Directors or any individual director by writing to the Board of Directors, or the individual director, sent in care of the Secretary of the Company, Dorita A. Pishko, at the following address: 1010 Murry Ridge Lane, Murrysville, Pennsylvania 15668. All such communications will be compiled by the Secretary and submitted to the Board of Directors or the individual director at the next regularly scheduled meeting of the Board of Directors.

Board Member Attendance at Annual Meeting of Shareholders

It is the Company’s longstanding policy that, absent exceptional circumstances, all members of the Company’s Board of Directors attend the Annual Meeting of Shareholders. Requests for attendance waivers are required to be approved in advance by the Chairman of the Board of Directors. All of the then current members of the Company’s Board of Directors attended the 2006 Annual Meeting of Shareholders.

Stock Ownership Guidelines

The Company believes it is important that the interests of its directors (both independent and non-independent) be aligned with the interests of its shareholders; accordingly, each director is required to comply with the Company’s stock ownership guidelines. The ownership of a substantial amount of stock is not in itself a basis for a director to be considered as not independent, provided that it may preclude participation on the Audit Committee if the director is the beneficial owner, directly or indirectly, of 10% or more of voting equity securities of the Company.

Directors are required to be holders of the Company’s stock in an amount equal to at least $100,000 by the date of their fifth anniversary on the Board. For purposes of this policy, stock options or shares that may be issued at a later date under any of the Company’s equity compensation plans are not considered to be director stock holdings. A determination of the value of each director’s stock holdings is made annually at the time of the Company’s Annual Meeting of Shareholders. For purposes of determining the value of a director’s stock holdings, the greater of the purchase price or the price at the time of determination is used. The Corporate Governance and Nominating Committee may grant a hardship exemption from this policy to directors, as it determines is necessary.

Pre-Approval of Related Party Transactions

The Company’s Audit Committee (or another duly authorized independent committee) reviews and approves in advance all “related party transactions” (as such term is defined by the disclosure requirements set forth in Item 404 of Regulation S-K of the Exchange Act) in excess of $120,000 in which a member of the Board of Directors, an executive officer, or a 5% shareholder or member of their immediate family has a direct or indirect material interest. For these purposes, immediate family members include such person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and others living in such persons household. Indirect interests include those arising from the reporting person’s other business relationships, including acting as a director, executive officer, or shareholder/partner of an entity that is entering into a contractual relationship with the Company. These policies and procedures are in writing.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent member of the Board of Directors under the requirements set forth in the NASD Market Place Rules and Rule 10A-3 of the Exchange Act. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board of Directors has determined that each member of the Audit Committee is an “Audit Committee financial expert,” in accordance with the rules established by the SEC. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (a) the financial reports, reports on internal controls, and other financial information provided by the Company to its shareholders, the public, the SEC, NASDAQ and other governmental or regulatory bodies; (b) the Company’s systems of internal controls regarding finance, accounting, compliance (including disclosure controls and procedures and internal control over financial reporting) and the “Business Conduct and Ethics Policy” that management and the Board of Directors have established; and (c) the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, which the Audit Committee reviews on at least an annual basis. The Audit Committee Charter, as most recently amended on August 21, 2007, is posted on the Company’s website: www.respironics.com. As described in the Audit Committee Charter, the Audit Committee’s primary responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•

Appoint, retain and appraise the audit efforts of the Company’s independent registered public accounting firm, determine the compensation to be paid to the Company’s independent registered public accounting firm, review and approve all services to be performed by the Company’s independent registered public accounting firm, and serve as the point of contact for reports to be made by the independent registered public accounting firm concerning the Company’s critical accounting policies and practices and other communications relating to the Company’s financial matters. The independent registered public accounting firm reports to the Audit Committee.

•

Review activities, organizational structure, and qualifications of the internal audit department. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of the internal audit department.

•

Provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal audit department, and the entire Board of Directors.

•	Establish procedures to receive and respond to employees’ and others’ complaints and concerns regarding the Company’s accounting and auditing matters.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. As part of its efforts to carry out its responsibilities, the Audit Committee met eight times during fiscal year 2007.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the Company’s internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm for the 2007 fiscal year, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and for reporting on the effectiveness of the Company’s internal control over financial reporting. In overseeing the preparation of the Company’s financial statements, and reviewing and discussing management’s report on the Company’s internal control over financial reporting, the Audit Committee met with Ernst & Young, both with and without Company management, to review and discuss the Company’s annual financial statements and their evaluation of the

Company’s internal controls prior to their issuance and to discuss significant accounting issues. Additionally, the Audit Committee met with Ernst & Young and management prior to the issuance of the Company’s quarterly financial statements. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (“Communication With Audit Committees”) as amended, Securities and Exchange Commission rules, and other professional standards governing auditor communication with Audit Committees.

Ernst & Young has provided to the Audit Committee the written disclosures and the letter required pursuant to independence rules adopted by the SEC and Public Company Accounting Oversight Board and required by Independence Standards Board Standard No. 1, and the Audit Committee discussed with Ernst & Young that firm’s independence. The Audit Committee also concluded that Ernst & Young’s provision of audit and non-audit services to the Company, as described in the next section, is compatible with Ernst & Young’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2007 fiscal year and selected Ernst & Young as the independent registered public accounting firm for the Company for the 2008 fiscal year.

Independent Registered Public Accounting Firm Fees

In addition to retaining Ernst & Young to audit the Company’s consolidated financial statements for the 2007 fiscal year, the Company retained Ernst & Young, as well as other accounting firms, to provide other auditing and advisory services in 2007. The Audit Committee understands the need for Ernst & Young to maintain objectivity and independence in its audit of the Company’s financial statements. To minimize relationships that could appear to impair the objectivity of Ernst & Young, the Audit Committee has restricted the non-audit services that Ernst & Young may provide to the Company, and has determined that the Company would obtain even these non-audit services from Ernst & Young only when the services offered by Ernst & Young are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is also the Audit Committee’s goal that the fees that the Company pays Ernst & Young for non-audit services should not exceed the audit fees paid to Ernst & Young, a goal that the Company achieved in 2007 and 2006.

The Audit Committee has also adopted policies and procedures for pre-approving all services provided by Ernst & Young. On an annual basis the Audit Committee appoints Ernst & Young as auditor and pre-approves the annual fees for: financial statement audit services, including statutory audits at certain of the Company’s international subsidiaries and audits of certain of the Company’s employee benefit plans; and reviews any procedures that the Company requests Ernst & Young to undertake to provide assurances of accuracy on matters not required by laws or regulations. On an annual basis, the Audit Committee also provides pre-approval of all tax fees, which are generally categorized as: tax assistance and compliance services, tax return reviews and audit defense, tax optimization strategies (on a limited basis), and miscellaneous tax support. In conjunction with the annual pre-approval of Ernst & Young’s audit and non-audit services, the Audit Committee sets a specific annual limit on the amount of each service that the Company would obtain from Ernst & Young. The Audit Committee requires management to report to it the actual amounts expended on a quarterly basis and to obtain specific pre-approval from the Audit Committee for any new engagement over $10,000 individually and $50,000 in the aggregate. The Audit Committee may delegate pre-approval authority for specific engagements to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young in 2007 and 2006 for these various services were:

Type of Engagement	2007 (A)	2006 (A)
Audit fees	$1,025,000	$965,000
Audit-related fees	3,000	29,000
Tax fees	36,000	81,000
All other fees	—	—

Total	$1,064,000	$1,075,000

(A) –	The Audit Committee approved 100% of Ernst & Young’s fees for the 2007 and 2006 fiscal years in accordance with the policies described above.

In the above table, in accordance with the SEC definitions and rules, “audit fees” are fees the Company paid Ernst & Young for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements such as statutory audits required internationally, consents, and accounting and financial reporting consultation and research billed as audit services. Included in “audit fees” for the 2007 and 2006 fiscal years are amounts related to Ernst & Young’s evaluation of, and report on the effectiveness of the Company’s internal control over financial reporting, as well as fees for statutory audits at various international subsidiaries. “Audit-related fees” are fees for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements including audits of the annual financial statements of the Company’s employee benefit plans (applicable to the 2006 fiscal year only). “Tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories. Of the total “tax fees” rendered during fiscal year 2007 and 2006, $36,000 and $81,000, respectively, were related to tax compliance matters, including reviews of the Company’s income tax returns, assistance during tax examinations, and reviewing the ongoing compliance of the Company with respect to previous tax optimization strategies.

The Audit Committee has adopted certain restrictions on hiring by the Company of any Ernst & Young partner or associate having responsibility for providing audit assurance on any aspect of their audit of the Company’s financial statements. The Audit Committee also requires key Ernst & Young partners assigned to the Company’s audit to be rotated at least every five years.

MEMBERS OF THE AUDIT COMMITTEE

Joseph C. Lawyer, Chairperson

J. Terry Dewberry

Sean C. McDonald

COMPENSATION DISCUSSION & ANALYSIS

Compensation Objectives

This section contains information about the compensation programs and policies for executive officers of the Company. In a later section of this Proxy Statement, under the heading “Additional Information Regarding Executive Compensation”, there is presented a series of tables and narrative information about the compensation earned and paid in fiscal year 2007 (“FY07”) to the following individuals, who are the named executive officers (“NEOs”): John L. Miclot, President and Chief Executive Officer; Craig B. Reynolds, Executive Vice President and Chief Operating Officer; Daniel J. Bevevino, Vice President and Chief Financial Officer; Gerald E. McGinnis, Advanced Technology Officer and Chairman of the Board of Directors; and Donald J. Spence, President, Sleep and Home Respiratory Group. The discussion in this section explains the material compensation decisions that have been made regarding the compensation of the NEOs and provides context for understanding the detailed information provided in those tables and narratives within the overall compensation program and the results achieved by the Company in FY07. Where appropriate in this section, references are made to specific tables for more information.

The Company looks to establish corporate performance objectives and evaluates the performance of the NEOs using the same metrics that it believes investors use in determining whether to purchase the Company’s stock: revenue growth and profitability (measured as earnings per share, or “EPS”). The Company’s long-term corporate performance objectives consist of (i) sustaining mid-teens revenue growth and (ii) achieving 15-20% EPS growth. The Company believes these objectives are important to creating shareholder value and that a focus on achieving them will lead to an increase in shareholder value. The Company uses these measures both to set the direction of compensation programs and policies and to evaluate the performance of its executive officers.

The compensation programs and policies for the NEOs share the same objectives as the compensation programs throughout the Company, which are to:

•	Ensure competitiveness in the marketplace in which the Company competes for talent;

•	Attract, engage and retain employees who help ensure the Company’s future success;

•	Support overall business objectives;

•	Motivate and inspire behavior that fosters a high-performance culture;

•	Optimize the balance between the cost to the Company and the value to employees; and

•	Provide shareholders with a superior rate-of-return.

Elements of Compensation

The primary elements of annual compensation for executive officers are base salary, annual cash incentives, and long-term equity incentive awards. As described below, executive officers also receive other forms of compensation, which are reviewed periodically by the Compensation and Human Resource Committee (“Committee”) or are available to all employees on the same basis.

The Company’s executive compensation program consists of several compensation elements, as illustrated in the table below. Most of the compensation elements simultaneously fulfill one or more of the Company’s competitiveness, attraction and retention, and performance objectives.

Pay Element	What Element Rewards	Role of Element
Base Salary	Performance in an executive’s designated role and the executive’s skills, experience, and individual contributions to the Company.	Provides fixed compensation based on competitive market practice.
Annual Cash Incentives	Contributions toward (i) the Company’s achievement of specified EPS and (ii) a business group’s achievement of specified operating income.

•      Provides focus on meeting annual goals that contribute to long-term success.

•      Provides annual performance-based cash incentive compensation.

•      Motivates achievement of critical annual performance metrics.

Long-Term Equity Incentives (currently Stock Options)	• Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders. • Continued employment with the Company during a four-year vesting period.

A focus on:

•      Stock price performance;

•      Profitability;

•      Alignment with shareholder interests; and

•      Retention of executive officers in a challenging business environment and competitive labor market.

Additional Benefits and Perquisites	Consist primarily of transportation allowances, selected club memberships, and non-business entertainment. These additional benefits and perquisites did not exceed $28,000 for any NEO in FY07, as indicated in footnote 5 to the table below entitled “Summary Compensation Table”.	These items facilitate conducting the Company’s business. Club memberships also serve to promote the role of executive officers as Company representatives in the community.
Retirement Benefits[1]

•      Executive officers are eligible to participate in the Respironics, Inc. Retirement Savings Plan—a 401(k) plan available to U.S. employees.

•      The Supplemental Executive Retirement Plan (SERP) is a non-qualified deferred compensation program that allows certain executives to receive additional Company-paid retirement income and defer compensation to increase their retirement income. The SERP is intended to supplement the Company’s 401(k) plan and provide additional tax-deferred retirement savings that are not limited by the IRS limitations on tax-qualified programs like the 401(k) plan. The SERP rewards continued service with the Company over a five-year vesting period.

Collectively, these provide tax-deferred retirement savings. The SERP is described in more detail in the section below on “Deferred Compensation”.
Severance and Change-in-Control Benefits	The Company has employment agreements containing severance and change-in-control provisions with all executive officers, including all of the NEOs. The change-in-control provisions provide severance benefits if an officer’s employment is terminated within a specified period after a change-in-control.[2]	Severance arrangements benefit the Company because they are an important retention tool and help the Company enforce non-competition agreements with separated employees. Change-in-control arrangements help to retain executive officers and provide continuity of management in the event of an actual or threatened change-in-control of the Company.

[1]

Retirement Benefits also include a “frozen” benefit provided to Mr. Reynolds pursuant to a legacy non-qualified defined benefit plan that was maintained by Healthdyne Technologies, Inc., which merged with Respironics in 1998. This benefit is reduced by Social Security benefits paid to Mr. Reynolds after retirement. Please see the table below on “Pension Benefits” and the related footnote disclosures for more information.

[2]

As described in the section below on “Termination and Change-in-Control Payments”, the employment agreements with Mr. Miclot, Mr. Bevevino, and Mr. Spence were modified in August 2007. The changes included extending the period in which the change-in-control provisions are applicable from eighteen to twenty-four months after a change-in-control.

Executive officers also participate in employee welfare benefit plans generally available to employees, including healthcare, life insurance and disability plans, and are eligible to receive annual Company-paid physical examinations. These benefits provide an effective retention tool and protect the health of executive officers, enabling them to perform their responsibilities more effectively.

The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages recruitment and retention of executive officers.

Pay Philosophy

Compensation for each executive officer is designed to be competitive with that of executives serving in a comparable capacity at similar companies in similar industries, as well as to align the executive’s incentives with the long-term interests of the Company’s shareholders. A fixed weighting is not assigned to any individual element of compensation in the Committee’s belief that aggregate compensation must be tailored to meet applicable competitive characteristics, as well as the performance of the business the executive is responsible for leading.

The allocation between the various forms of compensation, including cash and equity, is based on compensation market data and practices. While compensation decisions are strongly influenced by market practices, the Committee exercises discretion independently of market practices and also considers other factors when determining compensation opportunities, such as performance, contribution, role and responsibility, retention, tenure, and experience. The allocation between the various forms of compensation reflects the Committee’s belief that variable compensation (target annual cash incentives plus long-term equity incentives) should be a larger percentage of annual pay than fixed compensation, and long-term equity compensation should be a significant percentage of total compensation. The charts below show the allocation of total compensation for FY07 for executive officers in the aggregate.

Historically, the Committee has used compensation market data from published compensation surveys to evaluate the competitiveness of executive officer compensation and to set target compensation levels for executive officers (other than Mr. McGinnis). This data represents pay practices for a segment of the competitive labor market consisting of general U.S. manufacturing companies of similar revenue size to Respironics. In relation to this market survey data, base salary has been targeted at the median relative to this market; annual cash incentives have been targeted between the median and 75th percentile for this market based on performance; and long-term equity incentives have been targeted at the 75th percentile relative to this market. The intention in defining these percentile targets is to deliver the corresponding target compensation if performance objectives are met and to adjust the compensation accordingly if targets are either exceeded or not met. These targets were selected to align with the objectives for each of the compensation elements. For base salaries, targeting the 50th percentile provides competitive salaries while controlling fixed costs. For target annual cash incentives, targeting between the median and 75th percentiles retains flexibility in rewarding for operating performance based on the results achieved, and business objectives from year-to-year. For long-term equity incentives, targeting the 75th percentile provides an opportunity for executive officers (other than Mr. McGinnis) to receive compensation in excess of market median levels as an incentive to deliver a superior rate-of-return to shareholders and to fulfill the Company’s objective to be a “buy-and-hold” stock for investors. The FY07 base salary, target annual cash incentive, and long-term equity incentive award for each NEO (other than Mr. McGinnis) were determined in August 2006 using this approach and appear in the tables below entitled “Summary Compensation Table” and “Grants of Plan Based Awards” and the related footnotes.

The Company presently is competing more directly for talent with other companies in the medical device industry and with other high-performing companies in general. In response, the Committee retained an independent compensation consultant, Pearl Meyer & Partners3, to assist in collecting and analyzing competitive market compensation data from a broader number of sources. These sources consisted of:

(i) a peer group of 21 companies similar to Respironics in size and industry classification (the “Industry Peer Group”);

(ii) a peer group of 13 companies similar to Respironics in size and operating performance as measured by revenue growth and profitability as a percentage of revenue (the “Operating Performance Peer Group”);

(iii) a peer group of 13 companies similar to Respironics in size and total shareholder return (the “TSR Performance Peer Group”); and

(iv) two published national compensation surveys, reporting on executive compensation practices in participating companies comparable in size to Respironics. One survey represented general industry pay practices, and one survey represented pay practices among companies similar to Respironics in industry classification.

Multiple peer groups were developed to provide alternatives to consider with respect to target levels of compensation. The peer group data shows a high degree of similarity in the pay practices of the three peer groups. The data indicates that these companies provide a different compensation package than general U.S. manufacturing companies of similar revenue size. In particular, base salaries and total cash compensation are more likely to be a smaller percentage of total compensation and long-term equity incentives are more likely to be a larger percentage of total compensation than general U.S. manufacturing companies of similar revenue size. For this reason, a peer group provides a closer comparison than survey data for targeting annual cash incentives and long-term equity incentives. Based partly on this observation and on the fact that peer group data allows the most direct comparisons to the market, peer group data is the primary reference point used in the Committee’s evaluation of NEO compensation for fiscal year 2008 (“FY08”) (other than Mr. McGinnis). Peer group data is not used exclusively because (a) a peer group necessarily involves a smaller sample size than a published compensation survey and (b) the absence of a direct correlation in positions between some of the NEOs and the peer group. For these reasons and to provide consistency with past practices, data from the two national surveys is also relied on as a secondary reference point.

[3]

Pearl Meyer & Partners does not provide any other type of consultation services to the Company. Pearl Meyer & Partners have been retained by the Committee and report directly to the Committee, providing market data, analysis, and consultation regarding the compensation of executive officers and directors.

In light of the high degree of similarity of the peer group data, the Committee selected the Industry Peer Group as the primary reference for evaluating compensation because it has the advantage of (a) being composed of companies that are similar to Respironics in size and industry classification and that Respironics competes with directly for talent, and (b) being a larger data base of companies that should provide more robust data over time. The companies presently comprising the Industry Peer Group are as follows:

•        Advanced Medical Optics Inc.

•        Arrow International Inc.

•        Bard (C.R.) Inc.

•        Biomet Inc.

•        CONMED Corp.

•        DJO Inc.

•        Edwards Lifesciences Corp.

•        Haemonetics Corp.

•        Hillenbrand Industries

•        Integra LifeSciences Holdings

•        Intuitive Surgical Inc.

•        Invacare Corp

•        Kinetic Concepts Inc.

•        Kyphon Inc.

•        ResMed Inc.

•        St Jude Medical Inc.

•        STERIS Corp.

•        Varian Medical Systems Inc.

•        VIASYS Healthcare Inc.

•        West Pharmaceutical Services Inc.

•        Zimmer Holdings Inc.

Although the Company’s executive officer compensation philosophy is evolving and the Industry Peer Group data will continue to be evaluated in the future, based on the Industry Peer Group data consulted for FY08, the Committee preliminarily determined that base salary should be targeted at the median of this peer group, total cash compensation (i.e., base salary plus target annual cash incentive) should be targeted at or above the median based on performance, and long-term equity incentives should be targeted at the 75th percentile of this peer group. Inherent in this refinement of the executive officer compensation philosophy is a commitment to make use of a transition period in which compensation decisions can be made to achieve this positioning over time. As described in more detail in the section below on “Compensation Levels”, compensation decisions for FY08 reflect this transition.

As indicated previously, in defining these percentile compensation targets, the Committee’s intention is that for executive officers to actually receive total cash compensation at or above the peer group median, performance objectives must be met. For executive officers to receive target long-term equity incentive compensation awards at the 75th percentile, total shareholder return levels must approximate the 75th percentile of the Industry Peer Group. In the absence of continued share price growth, executive officers could receive no value from long-term equity incentive awards. While the Company will target these peer group percentiles, it will also consider other factors when determining reward opportunities, such as performance, contribution, role and responsibility, retention, tenure, and experience.

In making compensation decisions regarding Mr. McGinnis, the Committee relies primarily on internal considerations and the compensation levels of other executive officers at Respironics to set Mr. McGinnis’ compensation based on his role, tenure, and experience. The Committee does not use market data to set Mr. McGinnis’ compensation. The Committee has consulted market data regarding market pay practices for the position of an executive officer who is also a Chairman of the Board; however, this data has been inconclusive due to the infrequency of this position and the disparate pay practices among companies that do have this position. Although the sample sizes have been small, market data indicates that Mr. McGinnis’ compensation is reasonable in comparison to the practices of other companies with this position.

Annual Pay Review Process

At the end of each fiscal year, the Committee conducts an annual review of executive officer performance and compensation to determine base salary increases, target annual cash incentives, and long-term equity incentives for the following year for all of the Company’s executive officers, except Mr. McGinnis.

The performance evaluation for Mr. Miclot consists of a self-evaluation that he prepares for the Committee of his performance against the goals established by the Committee and the Chairman for the fiscal year, assessments of his performance that are completed by the independent members of the Board of Directors and are submitted to the Committee, and a performance evaluation conducted by the Committee. The performance evaluations for the other executive officers (except Mr. McGinnis) consist of annual individual performance evaluations that are provided for each executive officer by Mr. Miclot or Mr. Reynolds and are submitted to the Committee for their review and consideration. The compensation evaluation consists of an analysis of market compensation data supplied by an independent compensation consultant, as described above to assess the competitiveness of compensation in light of the performance achieved in the preceding fiscal year.

All compensation decisions regarding the executive officers (except long-term equity incentive awards) are made by the independent members of the Board of Directors, based on recommendations made by the Committee. During the annual performance review, Mr. Miclot makes compensation recommendations to the Committee with respect to the other executive officers (except Mr. McGinnis and himself). His recommendations are based on each executive’s contribution and performance during the preceding fiscal year, strengths, weaknesses, development plans and succession potential.

In making recommendations regarding Mr. Miclot’s compensation, the Committee takes into account his individual performance during the previous fiscal year, scope of responsibilities, and experience and balances these against competitive compensation levels, including retention requirements and succession planning. The Committee conducts a similar review regarding each of the other executive officers (except Mr. McGinnis).

Based upon these reviews and the market compensation information provided to the Committee, the Committee (a) makes recommendations to the independent members of the Board of Directors regarding compensation elements for the next fiscal year (i.e., base salary adjustments, target annual cash incentive opportunities, and annual cash incentive payments), and (b) makes decisions regarding long-term equity incentive awards for the next fiscal year.

Compensation Levels

The Company achieved solid performance in FY07. All businesses achieved their business plans, except Sleep and Home Respiratory Group, which continued to improve year-over-year performance despite not achieving its business plan. Mr. Miclot demonstrated steady leadership in achieving these results and performed well against his goals for the fiscal year. These results shaped the compensation decisions that are described below, are reflected in the compensation tables and also in the accompanying footnotes at the end of this discussion. As permitted under the rules of the Securities and Exchange Commission, it has been the Company’s practice not to disclose specific individual, business unit, or Company financial performance target levels because publication of sensitive and proprietary quantifiable targets and other specific goals could place the Company at a competitive disadvantage. The Company’s long-term corporate performance goals consist of sustaining mid-teens revenue growth and achieving 15-20% EPS growth. While the specific annual financial performance target levels aligned with achieving these long-term performance goals are confidential, historical achievement of similar annual financial performance targets in previous years has been challenging for the Company and its business units.

Base Salary

As described in the section above on “Pay Philosophy”, published national survey data was the primary reference in setting compensation levels in FY07. Based on this survey data, the Committee recommended in

August 2006 and the independent members of the Board of Directors approved increasing Mr. Miclot’s base salary to an annual rate of $730,000 (a 17% increase over the prior year) and increasing the base salaries for Messrs. Reynolds, Bevevino, and Spence to an annual rate of $514,443, $358,620, and $336,000, respectively (each a 5% increase over the prior year). Mr. McGinnis’ base pay was maintained at $300,000. These FY07 base salaries are included in the salary amounts set forth in “Summary Compensation Table” below.

In transitioning to using the Industry Peer Group to set compensation levels for FY08, however, base salary increases for the executive officers, in general, are moderated so the overall compensation package is more closely aligned with the market practices reflected by the Industry Peer Group.

Annual Cash Incentives

The Company’s cash incentive programs are designed to align the incentive payout with Company performance. Specifically, the programs are uncapped for performance exceeding plan, and actual incentive payments can be larger or smaller than the target incentive level for performance above or below plan. As with other elements of compensation, the Committee may use discretion and depart from formulaic incentive payments to take into account individual circumstances, either to authorize larger incentive payments for performance below-plan or to limit incentive payments for performance above-plan.

As described in the section above on “Pay Philosophy”, in transitioning to using the Industry Peer Group as a reference point for establishing compensation targets in 2007, total cash compensation (i.e., base salary plus target annual cash incentive) is targeted at or above the median for the Industry Peer Group, based on achieving performance objectives.

The determination of a target annual cash incentive opportunity for each NEO (other than Mr. McGinnis, who does not participate in the annual cash incentive plans) is stated as a percentage of base salary and is established by the independent members of the Board of Directors based on the recommendations of the Committee at the end of each fiscal year for the following fiscal year. Each NEO (other than Mr. McGinnis) participates in annual cash incentive programs and is eligible to receive an annual cash bonus based on performance. In applying the philosophy that total annual cash compensation (i.e., base salary plus target annual cash incentive) should be targeted at or above the median for the Industry Peer Group, the Committee determined that no changes were needed in FY08 target annual cash incentive opportunity for the NEOs (other than Mr. McGinnis), with the exception of Mr. Spence whose target annual cash incentive opportunity was increased by ten percentage points.

The target annual cash incentive opportunity is allocated between the Performance Bonus Plan (the “Performance Bonus Plan”) and the Profit Sharing Bonus Plan, (the “Profit Sharing Bonus Plan”) each of which provides an opportunity to earn annual cash incentives based on the achievement of pre-established performance goals. The Performance Bonus Plan applies to all employees of the Company at management-level and above (other than employees participating in sales incentive plans). Incentives are based on a weighting of business group or unit performance and Company performance and are intended as a reward primarily for business group or unit performance. Business group or unit performance is measured as achievement of the fiscal year business group or unit target operating income goal; Company performance is measured as achievement of the Company’s fiscal year EPS target. The Profit Sharing Bonus Plan is a broad-based plan that applies to all employees (other than employees participating in sales incentive plans). Incentives are based solely on and are intended as a reward for Company performance. Company performance is measured as achievement of the Company’s fiscal year EPS target.

For Messrs. Miclot, Reynolds, and Bevevino, the incentive opportunity under the Performance Bonus Plan is weighted 100% on Company performance—there is no business unit performance criterion—in the belief that their sole responsibility is for Company performance. They also participate in the Profit Sharing Bonus Plan on the same terms applicable to all employees and have an opportunity to receive an annual cash incentive tied to Company performance. For FY08, 100% of their target annual cash incentive opportunity is based on achievement of the Company’s EPS goal, which has a strong correlation with shareholder value.

For Mr. Spence, his annual cash incentive opportunity under the Performance Bonus Plan is weighted 75% on Company performance and 25% of the performance of the Sleep and Home Respiratory Group in the belief that his position has a significant influence on Company performance and is also responsible for the performance of the Company’s largest business group. In addition, Mr. Spence participates in the Profit Sharing Bonus Plan on the same terms applicable to all employees and has an opportunity to receive an annual cash incentive tied to Company performance. For FY08, more than 80% of Mr. Spence’s target annual cash incentive opportunity is based on achievement of the Company’s EPS goal and the balance is based on achievement of the targeted operating income of the Sleep and Home Respiratory Group.

As noted, the Company achieved its EPS goal in FY07 and all business groups, except Sleep and Home Respiratory Group, met or exceeded their targeted results. In light of this performance, incentive payments equal to 96% of the target incentive opportunity have been approved for Messrs. Miclot, Reynolds and Bevevino. Sleep and Home Respiratory Group achieved operating income results below the target level set for it. The incentive formulas under the Performance Bonus Plan and Profit Sharing Bonus Plan allow the exercise of discretion with regard to incentive payments and this discretion was exercised in FY07 in setting the level of incentive payment to Mr. Spence, and in recognition of the significant effort and progress made toward achieving target operating income results an incentive payment equal to 75% of the target incentive opportunity has been approved for Mr. Spence.

For additional information about target annual cash incentives, please refer to the table below entitled “Grants of Plan Based Awards” and the related footnotes. Please see the table below entitled “Summary Compensation Table” and the related footnotes for the actual amount of annual cash incentives paid to the NEOs for FY07.

Long-Term Equity Incentives

Long-term equity incentives currently consist of stock option awards. Financial gain from stock options is possible only if the price of the Company’s common stock increases. Stock option awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the stock price, which benefits all shareholders. The Committee periodically evaluates other long-term equity incentive instruments to use either instead of or in addition to stock options. For FY08, the Committee has decided to continue to use only stock options for long-term equity incentive awards.

The exercise price of stock option awards is set at the average of the high and low market price for the Company’s stock on the grant date. Under the terms of the Company’s stock incentive plans, the Company may not award stock options at an exercise price that is less than the average of the high and low market prices on the grant date. Similarly, the Company may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not award stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. Stock options typically are exercisable in equal installments on the first four anniversaries of the grant date and expire ten years from the grant date.

Executives are eligible for annual awards, based on each executive’s demonstrated level of performance, the competitive market data, the executive’s level of responsibility, and the Company’s views on executive retention and succession.

As described in the section above on “Pay Philosophy”, published national survey data is the primary reference in setting long-term equity incentive award levels for FY07. In awarding long-term equity incentive awards, the Committee considers the economic value of the Company’s stock options (as calculated using the Black-Scholes methodology) and not the number of stock options in determining the size of the award. In August 2006, stock option awards were approved by the Committee using the 75th percentile of the survey data as reference value (measured on the date of grant). For information about the resulting number of stock option awards, please consult the table below entitled “Grants of Plan Based Awards” and the accompanying footnotes.

In transitioning to using the Industry Peer Group as a primary benchmark for establishing compensation targets for FY08, long-term equity incentive opportunities will be targeted near the 75th percentile of the Industry Peer Group. Target long-term equity incentive awards are set to reflect the Company’s long-term share price performance approximating the 75th percentile of the Industry Peer Group. As a result, FY08 long-term equity incentive awards for the NEOs, in general, have a higher economic value (measured on the date of grant) than the economic value of long-term equity incentive awards made in previous years to transition toward the 75th percentile of the Industry Peer Group.

Perquisites and Other Benefits

The Company annually reviews the perquisites that senior executives receive. In general, such perquisites are limited. As indicated in the table entitled “Summary Compensation Table” and the related footnotes, the NEOs are entitled to few benefits that are not otherwise available to all employees.

Deferred Compensation

In addition to being eligible to participate in the Respironics, Inc. Retirement Savings Plan, which is qualified under Section 401(k) of the Tax Code and is available to all employees, NEOs (except Mr. McGinnis) participate in the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP is intended to supplement retirement savings and promote retention of executive talent.

The SERP is a non-qualified defined contribution plan. The SERP provides an annual discretionary Company contribution and allows participants to contribute a portion of their salary and all or a portion of their incentive and commission payments. Contributions made by a participant are fully vested; the Company contribution becomes vested after five years’ of participation in the SERP. In recent years, the Company’s annual discretionary contribution for senior executives has been 13.5% of base salary. Please refer to the table entitled “Deferred Compensation Table” and the related footnote for additional information about the SERP.

Amounts credited to the SERP may be allocated by a participant among hypothetical investment alternatives. The amounts deferred are not actually invested in the alternatives; the alternatives exist to enable the Company to calculate what a participant is owed at the time the deferred amounts are distributed. The Company purchases insurance to secure its obligations to the participants.

The Company’s discretionary contribution for the participating NEOs is approved by the Committee each year, usually in November. In addition, at this time the Committee also reviews published survey data regarding various aspects of deferred compensation plans, including market practices, design features, benefit levels, and funding.

Termination and Change-in-Control Payments

The Company’s employment agreements with the NEOs, stock incentive plans, and SERP (except Mr. McGinnis) provide payments and benefits to NEOs upon certain terminations of employment and following a change-in-control of the Company.

In August 2006, the Company began a review of employment agreements with its NEOs for compliance with Section 409A of the Internal Revenue Code. Additionally, with the assistance of external advisors, the Company compared the employment agreements with current benchmark data for executive agreements. As a result of this effort, the Company entered into new employment agreements, effective August 29, 2007, with Mr. Miclot, Mr. Bevevino, and Mr. Spence. The agreements are effective for a term of one year and automatically renew each year for a subsequent one-year term unless either party decides not to renew. The agreements provide, among other things, for severance payments equal to three times base salary for Mr. Miclot and two times base salary for Mr. Bevevino and Mr. Spence, and continuation of healthcare and dental benefits for eighteen months upon termination of employment by the Company without cause or termination of employment by the executive with good reason. In addition, upon a change-in-control of the Company, if employment is terminated within twenty-four months following a change-in-control for the reasons described in the previous sentence, the agreements also provide for the severance payment to include, in addition to the amounts described in the preceding sentence, three times the target annual cash incentive opportunity plus three times the annual Company SERP contribution for Mr. Miclot and two times the target annual cash incentive opportunity plus two times the annual Company SERP contribution for Mr. Bevevino and Mr. Spence.

The agreements provide for payment of a tax gross-up if any of these payments are subject to an excise tax under Section 4999 of the Internal Revenue Code as an excess parachute payment under Section 280G of the Internal Revenue Code. Termination of employment occurs without cause if it occurs for reasons other than the executive being guilty of any act of material dishonesty with respect to the Company, or being indicted or convicted of a crime involving moral turpitude, or intentionally disregards the terms of the employment agreement or instructions of the Board of Directors of the Company. The executive is permitted to terminate the agreement with good reason if there is a material downgrading in his duties, titles or responsibilities, or any reduction in his base salary or annual target cash incentive compensation, or a change in his principal place of business of more than 50 miles from its present location, or any significant and prolonged increase in traveling requirements, or if the Company decides not to renew the one-year term.

The Company is in the process of updating employment agreements with Mr. Reynolds and Mr. McGinnis. The current agreement between Mr. Reynolds and the Company, dated November 11, 1997, was entered into in connection with the Company’s merger with Healthdyne Technologies, Inc. This agreement with Mr. Reynolds was amended on August 16, 2000, pursuant to which Mr. Reynolds agreed to forego the right to terminate the agreement for any reason within thirty months after the effective date of the merger between Respironics and Healthdyne Technologies, Inc. and receive certain severance benefits, in exchange for the right to receive an amount equal to 150% of his base salary upon the expiration or termination of the employment agreement by the Company or Mr. Reynolds for any reason. This amount is generally payable over a two-year period beginning on the date of expiration or termination of the agreement. The agreement also specifies that Mr. Reynolds is entitled to receive, in addition to the amount described in the preceding sentence, severance in the amount of three times his average annual taxable income during the three years preceding termination if his employment is terminated by the Company without cause or if he terminates his employment voluntarily with good reason. Upon a change-in-control of the Company, if Mr. Reynolds’ employment is terminated within twenty-four months following a change-in-control either by the Company without cause or by Mr. Reynolds with good reason, Mr. Reynolds is entitled to receive (a) an amount equal to 150% of his base salary plus severance in the amount of three times his average annual taxable income during the three years preceding termination, and (b) a tax gross-up if Mr. Reynolds is subject to an excise tax under Section 4999 of the Internal Revenue Code as a result of any payments received from the Company being an excess parachute payment under Section 280G of the Internal Revenue Code.

The employment agreement between the Company and Mr. McGinnis, which was amended and restated effective April 1, 1999, and subsequently amended March 31, 2004 and May 24, 2005, provides for payment of severance if his employment is terminated by the Company without cause or by Mr. McGinnis with good reason. Severance consists of payment for the remaining term of the agreement, which will expire by its terms on November 13, 2007. The agreement also specifies that if Mr. McGinnis’ employment is terminated by Mr. McGinnis for any reason or terminated by the Company without cause upon or after a business combination not approved by a majority of disinterested members of the Board of Directors, then Mr. McGinnis will receive an amount equal to three times his then current base salary. Termination of employment occurs without cause if it occurs for reasons other than the executive being guilty of any act of material dishonesty with respect to the Company, or being indicted or convicted of a crime involving moral turpitude, or intentionally disregarding the terms of the employment agreement or instructions of the Board of Directors of the Company.

Severance

As described above, employment agreements with the NEOs provide severance payments and continuation of medical and dental benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take an executive to find another position. Severance is provided if employment is terminated by the Company without cause, or by an executive upon a significant modification of the terms and conditions of the executive’s employment. The Committee evaluated the level of payments and benefits in FY07 using published market survey data on competitive severance and change-in-control practices and benefit levels. The Company benefits because (a) severance payments and benefits are an important retention tool and (b) separated employees agree not to be employed by a competitor of the Company for a specified period in exchange for severance payments and benefits.

Change-in-Control

These benefits are provided in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key executives that may occur in connection with rumored or actual fundamental corporate changes. The employment agreements with the NEOs provide severance payments and continuation of health and dental benefits if employment is terminated within a specified period after a change-in-control. Properly designed change-in-control benefits protect shareholder interests by enhancing employee focus during rumored or actual change-in-control activity.

In addition to severance and benefits provided to NEOs under employment agreements, upon a change-in-control, SERP benefits and stock options become fully vested. These benefits generally require only a change-in-control, without requiring termination of an executive’s employment. The Company selected the so-called “single” trigger treatment for equity vehicles, based on a market research study completed for the Company by an outside consulting firm in FY07, to be consistent with market practices, which generally favor immediate vesting of equity awards upon a change-in-control. In addition, the “single” trigger treatment may help promote retention of key employees through the consummation of a change-in-control by allowing stock options to fully vest upon the completion of a change-in-control transaction without the need for a subsequent employment termination.

Please consult the table on “Potential Payments on Termination and Change-in-Control” and the accompanying footnotes for more information about payments due upon a termination of employment or a change-in-control of the Company.

As described below in the section entitled “Tax and Accounting Impact,” the Company has committed to provide tax gross-ups for some of the NEOs from any taxes due under Section 4999 of the Internal Revenue Code related to certain payments made in connection with a change-in-control of the Company. This approach ensures that executives are not disadvantaged by unfavorable tax treatment in the event of a transaction that is beneficial to shareholders.

Role of Executive Officers

As discussed previously, Mr. Miclot recommends to the Committee base salary, target annual cash incentive levels, actual cash incentive payouts, and long-term equity incentive awards for the senior officer group (other than himself and Mr. McGinnis), and these recommendations are considered in the context of many other factors, including competitive market data, Company and individual performance, retention needs, and internal equity. These recommendations are based on qualitative judgments regarding individual performance and quantitative analysis provided by Pearl Meyer & Partners, the Company’s independent compensation consultant. Mr. Miclot is not involved with any aspect of determining his compensation or the compensation of Mr. McGinnis.

Timing of Pay Decisions

Unless circumstances require otherwise, all compensation decisions regarding the NEOs are made at scheduled meetings of the Committee, which occur in August, November, February, and May, following the release of the Company’s quarterly financial results. Stock options may be awarded to the NEOs at any time; however, the procedure used for stock option awards generally results in awards being made annually at the Committee’s meeting in August each year, following the release of the Company’s annual financial results. As a result, annual stock option awards are made to the NEOs at the same time as awards are made to all Company employees worldwide who are eligible to receive stock option awards. Annual awards to employees for FY08 were approved at the Committee’s meeting on August 20, 2007, with an effective date of August 21, 2007. Stock option awards for newly eligible employees are made at the next scheduled meeting of the Committee after the date they become eligible.

Stock options are awarded at fair market value on the date approved by the Committee (or the next business day if the date of approval is not a business day). Fair market value for this purpose is defined as the average of the high and low market prices for the day. The Committee has not and does not intend in the future to coordinate the timing of long-term equity incentive awards with the release of material nonpublic information.

Stock Ownership Guidelines

The Company does not apply stock ownership guidelines or requirements to executive officers, including the NEOs. The Committee believes that executive officers, including the NEOs, have substantial exposure to share price fluctuations and have a meaningful alignment with shareholders. The Committee reviewed this policy in FY07 and decided not to recommend stock ownership requirements for the NEOs. This decision was shared with the Committee, and the Committee concurred.

Tax and Accounting Impact

The Committee and management have considered the impact of accounting and tax rules on the design and operation of compensation programs to balance the potential cost to the Company with the benefit to the executive.

Under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one fiscal year. With regard to Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining discretion needed to compensate executives in a manner commensurate with individual and Company performance and with the competitive landscape for executive talent. In this regard, the Company has complied with Section 162(m) and has foregone tax deductions on compensation in excess of $1 million where required. It is possible that non-qualifying compensation paid to the Company’s executive officers in the future may exceed $1 million in a fiscal year and therefore may limit the tax-deductibility of a portion of such compensation.

The Company has committed to provide tax gross-ups for all executive officers (except Mr. McGinnis) from excise taxes due under Section 4999 of the Internal Revenue Code related to certain payments made in connection with a change-in-control of the Company. In the absence of a tax gross-up, this excise tax may cause senior executives to be in a worse economic situation than without a change-in-control provision and create a disincentive for completing a transaction that is in the best interest of shareholders. For this reason, the Company determined that Section 4999 gross-up payments are appropriate for the Company’s executive officers (except Mr. McGinnis).

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT

The Compensation and Human Resource Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and the Board of Directors has agreed with that recommendation.

John C. Miles II, Chairman

Douglas A. Cotter

Donald H. Jones

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Principal Executive Officer and the Principal Financial Officer of the Company during the fiscal year ended June 30, 2007, and the three highest paid executive officers other than the Principal Executive Officer and the Principal Financial Officer for services rendered to the Company and its subsidiaries during the fiscal year ended June 30, 2007. These individuals are described in the proxy statement as the “named executive officers”.

Name and Principal Position	Year	Salary (1)	Option Awards (2)	Non-equity Incentive Plan Compensation (3)	Change in Pension Value and nonqualified deferred compensation earnings (4)	All Other Compensation (5)	Total (6)
John L. Miclot President and Chief Executive Officer	2007	$709,808	$1,360,050	$630,720	—	$135,954	$2,836,532

Craig B. Reynolds Executive Vice President, Chief Operating Officer	2007	$509,732	$830,681	$345,706	$10,187	$111,642	$1,807,948

Daniel J. Bevevino Vice President, Chief Financial Officer	2007	$355,336	$674,150	$206,565	—	$79,756	$1,315,807

Gerald E. McGinnis Advanced Technology Officer and Chairman of the Board	2007	$300,000	$435,013	—	—	$286,958	$1,021,971

Donald J. Spence President, Sleep and Respiratory Group	2007	$332,923	$280,125	$126,000	—	$224,487	$963,535

(1)	The amounts in this column represent cash compensation earned and received by named executive officers as well as amounts deferred and contributed at the election of those officers to a tax deferred Section 401(k) plan.
(2)	The amounts in this column are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standard 123 (R), disregarding any estimate of forfeitures related to service-based vesting conditions. See Note N to the Consolidated Financial Statements, filed with our annual report on Form 10-K, for a discussion of the assumptions made in calculating amounts under Financial Accounting Standard 123 (R).

(3)	The amounts in this column represent annual cash incentives that were paid in the first quarter of fiscal year 2008 under annual cash incentive plans for performance related to fiscal year 2007. The amounts in this column include amounts deferred and contributed at the election of the named executive officers to a tax deferred Section 401(k) plan.
(4)	The amount in this column represents the year-over-year change in the present value of Mr. Reynold’s accumulated benefit under the Healthdyne Technologies, Inc. Retirement Benefit Award. More information about this benefit is contained in the table entitled “Pension Benefits”.
(5)	The amounts in this column are composed of Company contributions to the Company’s qualified and non-qualified retirement plans, certain interest income, and the cost of supplemental insurance, as well as perquisites paid to named executive officers. The following table sets forth all such compensation paid in 2007 to the named executive officers.

Nature of all other compensation	Mr. Miclot	Mr. Reynolds	Mr. Bevevino	Mr. McGinnis	Mr. Spence
Retirement (A)	$105,432	$69,450	$55,270	$265,600	$51,639
Insurance	2,635	2,635	2,467	1,421	1,828
Relocation (B)	—	—	—	—	158,289
Interest Income	372	21,321	—	339	—
Perquisites (C)	27,515	18,236	22,019	19,598	12,731

Total	$135,954	$111,642	$79,756	$286,958	$224,487

(A.)	For Mr. McGinnis, consists of contributions to a deferred individual annuity arrangement and related tax reimbursement.
(B.)	For Mr. Spence, consists of relocation benefits and tax reimbursement related to joining the company in fiscal year 2006.
(C.)	Perquisites consist of transportation allowances, club dues, spousal travel, non-business entertainment, and annual physical examinations.

(6)	The amounts shown in the “Total” column are an estimate prepared in accordance with the rules of the Securities and Exchange Commission. These amounts include the amounts shown in the column “Option Awards”. The “Option Awards” amounts do not necessarily represent the value the executive may actually receive; the value could be substantially less (even zero) or more than the amounts represented. As a result, that portion of the amounts shown in the “Total” column may never be earned.

Grants of Plan Based Awards

The following table sets forth certain information concerning grants of awards made to each named executive officer during the fiscal year ended June 30, 2007:

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards at Target (1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
John L. Miclot	8/22/06	$657,000	200,000	$35.33	$35.45	$1,720,000
Craig B. Reynolds	8/22/06	$360,110	116,000	$35.33	$35.45	$997,600
Daniel J. Bevevino	8/22/06	$215,172	80,000	$35.33	$35.45	$688,000
Gerald E. McGinnis	8/22/06	—	40,000	$35.33	$35.45	$344,000
Donald J. Spence	8/22/06	$168,000	60,000	$35.33	$35.45	$516,000

(1)

The amounts in this column represent the target annual cash incentives under the Company’s annual cash incentive plans for fiscal year 2007 as described in the “Compensation Discussion and Analysis” under the heading “Compensation Levels—Annual Cash Incentives”. There are no threshold or maximum payout amounts. The amounts shown are based on the named executive officer’s fiscal year 2007 base salary. Actual amounts earned by the named executive officers and paid for fiscal year 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of June 30, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John L. Miclot	15,000	—	$16.84	08/22/11	—	—	—	—
	40,000	—	$16.34	08/16/12	—	—	—	—
	40,000	20,000	$20.34	08/27/13	—	—	—	—
	100,000	50,000	$22.95	12/01/13	—	—	—	—
	50,000	50,000	$26.77	08/25/14	—	—	—	—
	37,500	112,500	$38.95	08/24/15	—	—	—	—
	—	200,000	$35.33	08/22/16	—	—	—	—

	282,500	432,500

Craig B. Reynolds	22,500	—	$16.34	08/16/12	—	—	—	—
	45,000	22,500	$20.34	08/27/13	—	—	—	—
	45,000	45,000	$26.77	08/25/14	—	—	—	—
	25,000	75,000	$38.95	08/24/15	—	—	—	—
	—	116,000	$35.33	08/22/16	—	—	—	—

	137,500	258,500

Daniel J. Bevevino	12,500	—	$16.84	08/22/11	—	—	—	—
	40,002	—	$16.34	08/16/12	—	—	—	—
	40,000	20,000	$20.34	08/27/13	—	—	—	—
	40,000	40,000	$26.77	08/25/14	—	—	—	—
	20,000	60,000	$38.95	08/24/15	—	—	—	—
	—	80,000	$35.33	08/22/16	—	—	—	—

	152,502	200,000

Gerald E. McGinnis	31,200	—	$12.31	11/19/07	—	—	—	—
	7,350	—	$6.08	08/21/08	—	—	—	—
	20,004	—	$4.22	10/12/09	—	—	—	—
	10,206	—	$9.23	08/18/10	—	—	—	—
	40,000	—	$16.84	08/22/11	—	—	—	—
	20,000	—	$16.34	08/16/12	—	—	—	—
	15,000	5,000	$20.34	08/27/13	—	—	—	—
	40,000	40,000	$26.77	08/25/14	—	—	—	—
	15,000	45,000	$38.95	08/24/15	—	—	—	—
	—	40,000	$35.33	08/22/16	—	—	—	—

	198,760	130,000

Donald J. Spence	30,000	30,000	$33.04	05/25/15	—	—	—	—
	—	60,000	$33.04	08/22/16	—	—	—	—

	30,000	90,000

(1)	These options vest in equal installments over a four year period from the date of the grant.

Option Exercises and Stock Vesting

The following table describes the stock options exercised by the named executive officers during the fiscal year ended June 30, 2007. The Company has no stock awards outstanding to any named executive officer.

Options Exercised and Stock Vested 2007
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John L Miclot	—	—	—	—
Craig B. Reynolds	—	—	—	—
Daniel J. Bevevino	—	—	—	—
Gerald E. McGinnis	39,040	$1,419,158	—	—
Donald J. Spence	—	—	—	—

Pension Benefits

The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement for each named executive officer as of June 30, 2007:

Name	Plan Name (1)	Number of Years Credited Service (2)	Present Value of Accumulated Benefits (3)	Payments During Last Fiscal Year
Craig B. Reynolds	Healthdyne Technologies, Inc. Retirement Benefit Award	20	$195,398	—

(1)	The Healthdyne Technologies, Inc. Retirement Benefit Award (“Healthdyne Plan”) is a non-contributory non-qualified defined benefit pension plan. The benefit formula is three percent for each year of service (capped at 20 years) multiplied by the average base salary during the highest three years of employment, reduced by Social Security benefits. The amount of Mr. Reynolds’ estimated retirement benefit is not increasing as a result of Healthdyne’s merger with the company in 1989. The benefit is payable starting after retirement. The benefit is payable as (a) a monthly benefit for Mr. Reynolds’ life that ceases upon his death, or (b) a monthly benefit for Mr. Reynolds’ life that is payable after his death to his spouse for her life, if he is survived by a spouse, in an amount equal to 50 percent of the monthly amount payable to Mr. Reynolds.
(2)	Mr. Reynolds has accumulated the maximum number of years of service recognized under the Healthdyne Plan (i.e., 20 years). His benefit is payable immediately following termination of employment, or may be deferred until any time between early retirement age and normal retirement age. Normal retirement age is age 65; early retirement age is age 55 with 10 years of service. For early retirement, benefits are reduced for each year in which payment commences before age 65. Mr. Reynolds is eligible for early retirement, with a 27 percent reduction.
(3)	The amount in this column represents the actuarial present value of Mr. Reynolds’ accumulated pension benefit at June 30, 2007, assuming retirement at age 65 based upon current level of pensionable income. An interest rate of 5.50 percent and the 1983 GAM mortality table were used to calculate this benefit. The initial annual payment, assuming retirement at age 65, is estimated to be $33,525.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John L. Miclot	—	$98,550	$74,913	—	$539,984
Craig B. Reynolds	—	$69,450	$67,106	—	$423,689
Daniel J. Bevevino	—	$48,414	$52,290	—	$293,336
Gerald E. McGinnis	—	—	—	—	—
Donald J. Spence	—	$45,360	$13,645	—	$93,405

(1)	The Company maintains two non-qualified deferred compensation plans: the 2004 Supplemental Executive Retirement Plan and the 2005 Supplemental Executive Retirement Plan (collectively, the “SERP”). These plans are maintained separately for purposes of complying with the deferred compensation tax rules in Internal Revenue Code section 409A. The 2004 plan is closed to new contributions. All amounts shown in the table reflect combined amounts for the 2004 and 2005 plans. The SERP allows eligible employees, including all NEOs (except Mr. McGinnis), to voluntarily defer a portion of their base salary, annual cash incentive pay, and other incentive pay amounts, into the SERP. The SERP also allows the Company to make an annual discretionary contribution. Amounts deferred by executives in fiscal year 2007 if any for base salary, annual cash incentive pay, and other incentive pay are included in the 2007 Summary Compensation Table. The Company contributions made in fiscal year 2007 are also included in the 2007 Summary Compensation Table under the “All Other Compensation” column. SERP participants may elect a lump sum payment, or an installment distribution payable for up to 10 years after separation.
(2)	Aggregate earnings consist of interest, dividends, capital gains and appreciation/depreciation of investment results reported in the annual participant account balances.

Potential Payments Upon Termination or Change-in-Control

The following information describes and quantifies payments and benefits that would become payable to each named executive officer if his employment terminated on June 30, 2007, based on the terms of his employment agreement and compensation level at June 30, 2007, and on the Company’s closing stock price on that date.

Respironics has employment agreements with each named executive officer that provide severance and other payments and benefits upon termination of employment in certain circumstances. The section above entitled “Compensation Discussion and Analysis” includes under the heading “Termination and Change-in-Control Payments” a summary of the material terms and conditions of the employment agreements between the Company and the named executive officers. This summary also includes a description of changes made in employment agreements since June 30, 2007, which is the effective date of the information below, that are not reflected in the information below. The terms of the Company’s Stock Incentive Plans and Supplemental Executive Retirement Programs also provide benefits in the case of certain employment terminations following a change-in-control of the Company.

Potential payments to named executive officers can occur under the following triggering circumstances:

•	Voluntary separation at the election of a named executive officer (“Separation”)

•	Termination by the Company for cause (“Discharge”)

•	Termination by the Company without cause or termination by a named executive officer with good reason (“Regular Termination”)

•	Termination by the Company without cause or termination by a named executive officer with good reason following a Change-in-Control of the Company (“Change-in-Control Termination”)

In addition, upon retirement each named executive officer participating in the Company’s Supplemental Executive Retirement Plan (“SERP”) will receive the amount in his individual SERP account. The account balances payable if a named executive officer’s employment terminated on June 30, 2007 are disclosed in the table entitled “Nonqualified Deferred Compensation” and are not included below. Upon retirement, amounts payable to Mr. Reynolds under the Healthdyne Technologies, Inc. Retirement Benefit Award are disclosed in the table entitled “Pension Benefits” and are not included below.

Severance pay

Employment agreements between the Company and each named executive officer provide for the payment of severance upon Regular Termination with the amount of severance based on the duration of the employment agreement or a multiple of base salary. Certain agreements also provide for payment of annual cash incentives and for continuation of healthcare and dental benefits. No severance is payable upon Separation or Discharge, except for Mr. Reynolds whose employment agreement provides for payments in exchange for certain rights surrendered by Mr. Reynolds under his employment agreement. Please see the section above entitled “Compensation Discussion and Analysis” under the heading “Termination and Change-in-Control Payments” for more information about employment agreements.

Change-in-Control Termination provisions are designed so that employees are neither harmed nor given a windfall in the event of a Change-in-Control Termination. The provisions are intended to ensure that executives evaluate business opportunities in the best interests of shareholders.

Equity awards

Unexercisable stock option awards granted to named executive officers in accordance with the Company’s stock incentive plans become immediately exercisable upon a change-in-control and remain exercisable for the remaining term of the stock option award. Unexercisable stock option awards are forfeited upon Separation and Discharge. These terms are applicable to all employees covered by the Company’s stock incentive plans.

The Company’s stock incentive plans provide for accelerated vesting of unexercisable stock option awards upon a change-in-control without an employment termination. These terms are applicable to all employees covered by the stock incentive plans.

Deferred compensation

The SERP permits the deferral of salary and cash incentives by the named executive officers (except Mr. McGinnis) and provides for discretionary Company contributions. Named executive officers (except Mr. McGinnis) may receive the vested amount in their individual SERP account upon any type of employment termination.

The SERP provides for accelerated vesting of benefits upon a change-in-control without the need for termination of employment.

Name	Termination Event (1)	Severance (2)	Equity Awards (stock options) (3)	Non-Qualified Deferred Compensation (4)
John L. Miclot	Voluntary Resignation	—	—	—
	Termination for Cause	—	—	—
	Termination without Cause	$2,308,842	—	—
	Change in Control	$2,526,875	$4,079,500	—

Craig B. Reynolds	Voluntary Resignation	$819,065	$1,163,843	$138,900
	Termination for Cause	$819,065	$1,163,843	$138,900
	Termination without Cause	$7,559,953	$1,163,843	$138,900
	Change in Control	$9,950,484	$2,327,685	$138,900

Daniel J. Bevevino	Voluntary Resignation	—	—	—
	Termination for Cause	—	—	—
	Termination without Cause	$1,167,512	—	—
	Change in Control	$1,748,862	$1,877,000	—

Gerald E. McGinnis	Voluntary Resignation	—	—	—
	Termination for Cause	—	—	—
	Termination without Cause	$112,500	—	—
	Change in Control	$900,000	$1,198,250	—

Donald J. Spence	Voluntary Resignation	—	—	—
	Termination for Cause	—	—	—
	Termination without Cause	$345,300	—	—
	Change in Control	$465,300	$722,100	$93,405

(1)	Termination without cause consists of involuntary termination by the Company and voluntary termination by a named executive officer under circumstances specified in the employment agreement between the Company and the named executive officer.
(2)	Amounts payable pursuant to the terms of the employment agreements between the Company and each named executive officer, consisting of base salary, annual cash incentive, and healthcare and dental insurance coverage for a specified period. For Mr. Reynolds, the amount listed for a change-in-control termination also includes an excise tax gross-up. For Mr. Miclot, Mr. Bevevino, and Mr. Spence, the amounts listed for a change-in-control termination do not reflect the ability to voluntarily terminate employment after a change-in-control for any reason and accept a reduced severance payment. For Mr. McGinnis, the amount listed for a change-in-control termination is payable only if there is a business combination not approved by a majority of the disinterested members of the Board of Directors of the Company.
(3)	Under the terms of the Company’s stock incentive plans, all unexercisable stock options become exercisable immediately in the event of a change-in-control. The valuation shown is based upon the number of unexercisable stock options on June 30, 2007 that would become exercisable as a result of a change in control on such date multiplied by the closing price of Respironics common stock on June 30, 2007, which was $42.59 per share. No amount is included for the in-the-money value of stock options that were exercisable on June 30, 2007 without regard to a change-in-control. The value of such exercisable stock options is contained in the table entitled “Outstanding Equity Awards at Fiscal Year-End”.
(4)	Amounts assume termination or change-in-control separation occurring on June 30, 2007, with no further deferral of available funds. Under the terms of the Supplemental Executive Retirement Plan, the value of vested individual account balances is payable upon termination of employment in all cases. Amounts shown in this column reflect additional Company contributions related to post-termination severance payments specified in employment agreements (Mr. Reynolds) and the value of individual account balances that become vested as a result of a change-in-control (Mr. Spence).

Directors Compensation Table

The following table sets forth information concerning the compensation of non-employee directors of the Company during the fiscal year ended June 30, 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total (3)
James W. Liken	$27,000	—	$15,505	—	—	—	$42,505
John C. Miles II	$54,500	—	$130,628	—	—	—	$185,128
Douglas A. Cotter	$80,000	—	$130,628	—	—	—	$210,628
Sean McDonald	$48,000	—	$130,628	—	—	—	$178,628
Mylle H. Mangum	$49,500	—	$194,675	—	—	—	$244,175
Joseph C. Lawyer	$58,000	—	$130,628	—	—	—	$188,628
J. Terry Dewberry	$48,000	—	$130,628	—	—	—	$178,628
Candace L. Littell	$51,500	—	$130,628	—	—	—	$182,128
Donald H. Jones	$49,500	—	$130,628	—	—	—	$180,128

(1)	The amounts in this column consist of annual retainer, Board meeting fees, Committee Chair retainers, and Committee meeting fees. The amounts in this column represent cash compensation earned and received as well as amounts deferred and contributed at the election a director to a non-qualified deferred compensation plan.
(2)	The amounts in this column are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standard 123(R), disregarding any estimate of forfeitures related to service-based vesting conditions. Stock option awards to non-employee directors vest over a period of three years from the grant date. See Note N to the Consolidated Financial Statements, filed with our annual report on Form 10-K, for a discussion of the assumptions made in calculating amounts under Financial Accounting Standard 123(R). The value for Mr. Liken consists of his first annual stock option award in November 2006 upon his becoming a non-employee director. The value for Ms. Mangum includes the initial stock option award of 20,000 shares made in May 2005 upon her becoming a non-employee director.
(3)	The amounts shown in the “Total” column are an estimate prepared in accordance with the rules of the Securities and Exchange Commission. These amounts include the amounts shown in the column “Option Awards”. The “Option Awards” amounts do not necessarily represent the value the director may actually receive; the value could be substantially less (even zero) or more than the amounts represented. As a result, that portion of the amounts shown in the “Total” column may never be earned.

MATTERS TO BE ACTED UPON

1.	ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the Certificate of Incorporation of the Company, has determined that the number of directors constituting the full Board of Directors will be twelve at the present time.

The Board is divided into three classes. One such class is elected every year at the Annual Meeting of Shareholders for a term of three years. Accordingly, a class is to be elected at the 2007 Annual Meeting of Shareholders, with each director so elected to hold office until the 2010 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

The Board of Directors has nominated Douglas A. Cotter, Gerald E. McGinnis, Craig B. Reynolds, and Candace L. Littell for reelection to the Board for the class of 2010, and each of them has agreed to serve if elected. The Board of Directors recommends that the shareholders vote “FOR” the election of the four persons nominated to the Board of Directors. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any nominee becomes unable or unwilling to serve as director, it is intended that the proxies will be voted for the election of such other person, if any, as will be designated by the Board of Directors.

Information concerning those nominees for director (class of 2010), and the other directors who will continue in office after the meeting (classes of 2008 and 2009), is set forth below.

Name	Position with the Company

Class of 2010
Douglas A. Cotter	Director (1)
Candace L. Littell	Director (1)
Gerald E. McGinnis	Advanced Technology Officer and Chairman of the Board
Craig B. Reynolds	Executive Vice President, Chief Operating Officer and Director

Class of 2009
Joseph C. Lawyer	Director (1)
Mylle H. Mangum	Director (1)
Sean C. McDonald	Director (1)
John C. Miles II	Director (1)

Class of 2008
J. Terry Dewberry	Director (1)
Donald H. Jones	Director (1)
James W. Liken	Vice Chairman of the Board
John L. Miclot	President, Chief Executive Officer and Director

(1)	These directors are independent directors under the requirements set forth in the NASD Market Place Rules.

Douglas A. Cotter

Private Investor

Dr. Cotter, age 64, is a private investor. He has been a director of the Company since February 1989. From 2000 to 2002, Dr. Cotter was a Senior Vice President of Leerink Swann and Company, an investment banking firm focusing on life science and medical corporations. From 1998 to 2000 and from 1985 to 1996, Dr. Cotter was President of Healthcare Decisions, Inc., a health care and biotechnology consulting firm specializing in corporate development and acquisitions. Between April 1996 and March 1998, Dr. Cotter was Vice President of Decision Resources, a consulting firm specializing in the health care industry (primarily pharmaceuticals).

J. Terry Dewberry

Private Investor

Mr. Dewberry, age 63, is a private investor. He has served as a director of the Company since the completion of the merger between the Company and Healthdyne Technologies, Inc. (“Healthdyne”) on February 11, 1998. Prior to the merger, Mr. Dewberry held various executive management positions with Healthdyne, Inc. Mr. Dewberry also serves on the Board of Matria Inc.

Donald H. Jones

Chairman, Triangle Capital Corporation

Mr. Jones is 70 years old. He has been a director of the Company since May 1996. Since 1998 Mr. Jones has served as chairman of Triangle Capital Corporation (“Triangle”), a venture capital and management firm. Prior to serving as chairman of Triangle, Mr. Jones held various executive management positions for an online electronic commerce company linking business-to-business buyers and sellers through electronic networks including the Internet. In addition, Mr. Jones has served as corporate executive and director of both private and public companies in the medical, telecommunications and automation industries.

Joseph C. Lawyer

Vice Chairman, Reunion Industries Inc.

Mr. Lawyer is 62 years old. He has been a director of the Company since 1994. Since May 2000, Mr. Lawyer has served as Vice Chairman of Reunion Industries, Inc. (“Reunion”) which designs, manufactures and markets a broad range of fabricated and machined parts and products. Mr. Lawyer served as President of Reunion from March 2000 until his retirement from that position in May 2000. He has also been a Director of Reunion since March 2000. From 1988 through March 2000, he was President, Chief Executive Officer and a Director of Chatwins Group, Inc. (“CGI”) that merged with Reunion in March 2000. Prior to 1988 Mr. Lawyer held various managerial and executive level positions for several companies in the fabricated products industry.

James W. Liken

Vice Chairman of the Company

Mr. Liken is 58 years old. He has served as a director of the Company since January 1999. From August 1999 until December 1, 2003, when he became Vice Chairman of the Board of Directors, Mr. Liken served as President and Chief Executive Officer of Respironics. Prior to joining Respironics, Mr. Liken was owner of Liken Home Medical, Inc. from 1990 until he sold that business in July 1998. Mr. Liken has been active in the home medical business since 1971, serving in management and ownership capacities for several predecessor companies to Liken Home Medical, Inc. Mr. Liken also continues to serve on the Board of the American Association of Homecare. He also is a director of Dynavox Systems, LLC and Cohera Medical, Inc.

Candace L. Littell

President, Littell Group, Inc.

Ms. Littell is 50 years old. She has served as a director of the Company since 1999. She previously served as a director of the Company in 1997. From January 1995 through January 1998, and again since September 1999, she has been the President of Littell Group Inc., a consulting firm headquartered in Virginia, specializing in healthcare reimbursement strategy for medical technology companies. Ms. Littell has also held various senior and executive level management positions focusing on health care financing and reform, and the economic impact of the medical technology industry.

Mylle H. Mangum

Chief Executive Officer, IBT

Ms. Mangum is 58 years old and was appointed to the Respironics Board of Directors in May 2004. Ms. Mangum, owner of IBT Enterprises, LLC (IBT) since 2005, has served as Chief Executive Officer of IBT since October 2003. Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. Prior thereto, she served as Chief Executive Officer of MMS incentives, Inc. from 1999 to 2002. She is also a Director of Barnes Group Inc., Emageon, Inc., Payless ShoeSource, Inc., Matria Healthcare, Inc., Decatur 1st Bank, and Haverty Furniture Companies, Inc.

Sean McDonald

President and Chief Executive Officer, Precision Therapeutics

Mr. McDonald is 46 years old. He has been a director of the Company since 2000. Mr. McDonald is the President and Chief Executive Officer of Precision Therapeutics, Inc., a biomedical company providing comprehensive, personalized cancer management information, a position he has held since January 2001. From July 1999 to September 2000, he served as Group President of the Automation Group of McKessonHBOC, a successor company to Automated Healthcare, Inc. which Mr. McDonald founded. Prior to that, Mr. McDonald held various engineering and engineering management positions with Westinghouse Electric Corporation.

Gerald E. McGinnis

Advanced Technology Officer of the Company and Chairman of the Board

Mr. McGinnis is 73 years old. He has been a director of the Company since 1976 and Chairman of the Board since November 1994. On June 30, 2004, he was appointed to the position Advanced Technology Officer. Mr. McGinnis founded Respironics in 1976 after selling Lanz Medical Products Corporation, the predecessor to the Company. Prior thereto, Mr. McGinnis held senior research and engineering positions for several entities within the healthcare industry.

John L. Miclot

President and Chief Executive Officer, Respironics

Mr. Miclot is 48 years old. He has been a director of the Company since May 2003 and was appointed to the position of President and Chief Executive Officer in December 2003. Prior to his appointment as CEO, Mr. Miclot served as Executive Vice President and Chief Strategic Officer of the Company between October 2002 and December 2003. Prior to that, he served since July 1999 as president of Respironics’ Homecare division. Prior to joining Respironics, Mr. Miclot held various executive level positions with several companies within the medical device industry. Mr. Miclot serves on the Board of Directors of Wright Medical Group, a global orthopedic medical device company, and the American Association for Homecare. He is also a member of the Young President’s Organization.

John C. Miles II

Private Investor

Mr. Miles is 65 years old. He has been a director of the Company since February 2002. Mr. Miles is a member of the Board of Dentsply International, Inc. (“Dentsply”), the world’s largest manufacturer of dental products. Mr. Miles served as Dentsply’s Chief Executive Officer from January 1996 to January 2004 and as the Chairman of its Board of Directors from May 1998 until May 2004.

Craig B. Reynolds

Executive Vice President and Chief Operating Officer, Respironics

Mr. Reynolds is 59 years old. He has been a director of the Company since the completion of the merger between the Company and Healthdyne Technologies, Inc. on February 11, 1998. He currently serves as Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Reynolds served as President of Healthdyne Technologies from January 1987 until completion of the merger with the Company and served as Chief Executive Officer starting in 1993 until completion of the merger with the Company. Previously, Mr. Reynolds maintained various executive level positions for the divisions of Healthdyne, Inc.

2.	SELECTION OF AUDITORS

The Audit Committee has selected the independent registered public accounting firm of Ernst & Young as the auditors to examine the consolidated financial statements of the Company for fiscal year 2008.

The Board of Directors recommends that the shareholders vote “FOR” ratification of the appointment of Ernst & Young. The proxies solicited on behalf of the Board of Directors will be voted to ratify selection of that firm unless otherwise specified.

Ernst & Young has served as the independent auditors for the Company since 1984. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3.	OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

VOTE REQUIRED

Under Delaware law, the four nominees for election as directors at the Annual Meeting of Shareholders who receive the greatest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, will be elected as directors. The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, a quorum being present, is necessary for ratification of the selection of Ernst & Young. The aggregate number of shares for which a vote “For”, “Against” or “Abstain” is made is counted for the purpose of determining the minimum number of affirmative votes required for approval, and the total number of votes cast “For” approval is counted for the purpose of determining whether sufficient votes are received. An abstention from voting on a matter other than election of directors by a shareholder present in person or represented by proxy and entitled to vote has the same legal effect as a vote “Against” the matter. If a broker or similar nominee limits on a proxy card the number of shares voted on a proposal or indicates that the shares represented by a proxy card are not voted on the proposal, such broker “non-votes” will not be voted on the proposal and will not be counted in determining the number of affirmative votes required for approval.

Executive Officers

The executive officers of the Company, other than those who also serve as directors and are described in the preceding pages, are Daniel J. Bevevino, 47, Vice President and Chief Financial Officer; Steven P. Fulton, 48, Vice President and General Counsel; Derek Smith, 49, President, Hospital Group; Donald J. Spence, 54, President, Sleep and Home Respiratory Group; Geoffrey C. Waters, 57, President, International Group, and William Wilson, 57, Chief Human Resource Officer.

Daniel J. Bevevino

Vice President and Chief Financial Officer

Mr. Bevevino joined the Company in 1988 as Manager of Cost Accounting. From 1990 to 1994 Mr. Bevevino served as Controller. In November of 1994, Mr. Bevevino was elected Chief Financial Officer and in May 1996 was also elected Vice President. Prior to his affiliation with the Company, Mr. Bevevino spent five years with Ernst & Young. A Pennsylvania native, Mr. Bevevino earned a Bachelor of Science in Business Administration at Duquesne University and a MBA from the university of Notre Dame. He is a member of the Board of Directors of CryoLife, Inc and serves as a member of their Audit Committee.

Steven P. Fulton

Vice President and General Counsel

Mr. Fulton joined the Company on a part time basis in May 1995 serving as General Counsel. In January 1996 his role was expanded to full time status and in May 1996 he was elected Vice President and General Counsel. In February 1998, Mr. Fulton was appointed to the position of Vice President and General Counsel. Prior to joining the Company, Mr. Fulton was a partner in the Pittsburgh office of Reed Smith LLP, a law firm he joined in May 1984. Prior to this employment, he served briefly in an engineering capacity for Westinghouse Electric Corporation. Mr. Fulton earned a Bachelor of Science in Mechanical Engineering/Engineering and Public Policy from Carnegie-Mellon University and a Juris Doctorate from Harvard University. He is a member of the Board of Directors of Medmarc Mutual Insurance Company and serves as the Chairman of its Corporate Governance Committee.

Derek Smith

President, Hospital Group

Mr. Smith joined the Company in August 2005. Prior to joining the Company, Mr. Smith served as Senior Vice President of Operations and Technology Development for McKesson Health Solutions (“McKesson”). In 1999, Mr. Smith joined McKesson’s Access Health business unit where he served as Senior Vice President and General Manager. Prior to McKesson, Mr. Smith spent 15 years with Datex-Ohmeda, Inc. in positions of increasing responsibility including several general management assignments, focusing on patient monitoring and critical care ventilation.

Donald J. Spence

President, Sleep and Home Respiratory

Mr. Spence joined the Company in April 2005. Prior to joining the Company, Mr. Spence served as Executive Vice President of GKN Automotive and from 2001 until late 2004 was President/CEO of GKN Sinter Metals, both divisions of GKN plc (“GKN”). Mr. Spence joined GKN in 1998 as Senior Vice President Sales and Marketing for GKN Sinter Metals. In 2001 he was promoted to President/CEO of GKN Sinter Metals. Prior to GKN plc, Mr. Spence spent ten years with Datex-Ohmeda, Inc. in positions of increasing responsibility including Business Unit Controller, Director of Field Operations, Vice President of Global Marketing, and President of the Medical Systems Division.

Geoffrey C. Waters

President, International Group

Mr. Waters, joined the Company in October 1996 as Vice President Customer Satisfaction in connection with the Company’s acquisition of LIFECARE International, Inc. In February 1998, Mr. Waters was appointed to the position of Vice President—International Sales and Marketing. In July 1999, Mr. Waters was named Vice President—International Group and was named President—International Group in May 2000. Prior to joining the Company, Mr. Waters was employed in various capacities by LIFECARE International, Inc. from 1984 to 1996. His last position with LIFECARE was President and Chief Operating Officer.

William Wilson

Chief Human Resource Officer

Mr. Wilson joined Respironics, Inc. in April 2002 as Vice President, Human Resources and was appointed Chief Human Resource Officer in November 2006. Prior to Respironics, he held senior Human Resources positions with Marconi, Aerial Communications, and NCR Corporation. Mr. Wilson holds a master’s degree in industrial and labor relations from Cornell University and a Bachelor of Science from the University of Pittsburgh.

Compensation and Human Resource Committee Interlocks and Insider Participation

The SEC rules relating to the disclosure of executive compensation require that this Proxy Statement include certain information about “insider” participation on compensation committees and about specific kinds of “interlocking” relationships between the compensation committees of different companies, under the foregoing caption. All members of the Compensation and Human Resource Committee are independent directors, and no such interlocking relationships exist.

Stock Compensation Plans Table

At September 28, 2007, the Company has two active employee stock option plans, the Respironics, Inc. 2000 Stock Incentive Plan and the Respironics, Inc. 2006 Stock Incentive Plan, and one employee stock purchase plan. The Respironics, Inc. 2000 Stock Incentive Plan (2000 plan) provides for the issuance of up to 6,552,000 shares for grant to eligible employees, consultants, and non-employee directors. The Respironics, Inc. 2006 Stock Incentive Plan (2006 Plan) was approved by shareholders on November 15, 2005, and provides for the issuance of up to 5,019,000 shares to be granted to eligible employees, consultants, and non-employee directors.

Options are also granted under the Plans to members of the Company’s Board of Directors who are not employees of the Company. Each non-employee director receives an option to purchase shares on the third business day following the Company’s annual meeting of shareholders. The number of options granted annually is stated as 13,000 in the 2000 and 2006 Plans. Pursuant to an amendment made in August 2006, the Committee administering the Plans has discretion, under the 2006 Plan, to reduce the number of options granted under the 2006 Plan in order to align with market competitive levels. Additionally, each non-employee director is granted an option to purchase 13,000 shares, on the first business day following the date they become a member of the Board of Directors.

In August 2001, the Company adopted the Respironics, Inc. 2002 Employee Stock Purchase Plan (the 2002 Plan) under which employees could purchase common stock of the Company through payroll deductions during each annual plan period beginning on January 1, 2002 through December 31, 2006. The 2002 Plan terminated effective December 31, 2006 and was replaced by the Respironics, Inc. 2007 Employee Stock Purchase Plan (the 2007 Plan). Under the 2007 Plan, employees can purchase common stock of the Company through payroll deductions during each semi-annual purchase period beginning on January 1 through June 30, with a second purchase period beginning July 1, and continuing through December 31.

Information about the Company’s equity compensation plans as of September 28, 2007 is summarized in the following table:

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	7,735,854	$33.18	2,604,491
Equity compensation plans not approved by security holders (a)	17,916	$10.70	—

	7,753,770	$33.13	2,604,491

(a)	Represents stock options issued by companies that were acquired by Respironics, prior to the dates of acquisition.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NASD National Market System initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

All Forms 3, 4 and 5 have been filed within the guidelines of the SEC during fiscal year 2007. In making this disclosure, the Company has relied solely on the written representation of its directors and officers and copies of the reports that they have filed with the SEC.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy solicitation material, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by employees of the Company and its subsidiaries who will receive no additional compensation for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in the sending of proxy solicitation material and the 2007 Annual Report to beneficial owners of stock held in their names.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q, CURRENT REPORTS ON FORM 8-K, AND ALL AMENDMENTS TO THESE REPORTS FILED WITH THE SEC ARE AVAILABLE ON OR THROUGH THE COMPANY’S WEBSITE WITHOUT CHARGE AS SOON AS REASONABLY PRACTICABLE AFTER SUCH MATERIAL IS ELECTRONICALLY FILED WITH OR FURNISHED TO THE SEC. COPIES ARE ALSO AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO DORITA A. PISHKO, CORPORATE SECRETARY, RESPIRONICS, INC., 1010 MURRY RIDGE LANE, MURRYSVILLE, PENNSYLVANIA 15668-8525.

Dorita A. Pishko

Corporate Secretary

October 16, 2007

RESPIRONICS, INC.

1010 Murry Ridge Lane

Murrysville, PA 15668

Respironics, Inc.

Annual Meeting of Shareholders

November 13, 2007

RESPIRONICS, INC. 1010 Murry Ridge Lane Murrysville, PA 15668	proxy

ANNUAL MEETING OF SHAREHOLDERS, November 13, 2007

Gerald E. McGinnis, John L. Miclot and Dorita A. Pishko, or any of them, are hereby appointed proxies with full power of substitution, to vote the shares of the shareholder(s) names on the reverse side hereof at the Annual Meeting of Shareholders of Respironics, Inc. to be held at the Pittsburgh Marriott City Center, 112 Washington Place, Pittsburgh, Pennsylvania on Tuesday, November 13, 2007 at 5:00 p.m., and at any adjournment thereof, as directed hereon, and in their discretion to vote and act upon any other matters as may properly come before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

__________________________________________________________________

(Continued and to be signed on reverse side.)

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR

PROXY CARD PROMPTLY.

Ú  Please detach here  Ú

☒ Please mark votes as in this example.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
Vote on Directors 1. Election of Directors NOMINEES:	For	Withhold	For All	Vote On Proposals		FOR	AGAINST	ABSTAIN
01 Douglas A. Cotter, Ph.D. 02 Gerald E. McGinnis 03 Craig B. Reynolds 04 Candace L. Littell To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.	All ☐	All ☐	Except ☐	2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

					Mark Here for Address Change or Comments

					PLEASE SEE REVERSE SIDE ☐

					This proxy is solicited on behalf of the Board of Directors and will be voted as specified. If no choice is specified, this proxy will be voted FOR Items 1 and 2. A vote FOR the election of nominees listed includes discretionary authority to vote for a substitute if any is unable to serve or for good cause will not serve.
					Date _________________________________________, 2007

Signature(s) in Box

Please sign above exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.